Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of Corio, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-103843, 333-63322, 333-81600 and 333-45948) and the registration statement on Form S-3 (No. 333-110065) of Corio, Inc. of our report dated January 26, 2004, with respect to the consolidated balance sheets of Corio, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in the December 31, 2003, annual report on Form 10-K/A of Corio, Inc.

Our report refers to a change in the method of accounting for goodwill and other acquired intangible assets in 2002.

/s/    KPMG LLP

Mountain View, California
March 30, 2004

S105